EXHIBIT 99.1
Verso Addresses NYSE's Determination to
Commence Delisting Proceedings
MEMPHIS, Tenn. (June 26, 2013) - Verso Paper Corp. (NYSE:VRS) announced today that the New York Stock Exchange has determined to commence proceedings to delist Verso's common stock from the NYSE due to Verso's failure to satisfy the NYSE's continued listing standard relating to market capitalization.
As previously disclosed, on December 21, 2011, the NYSE initially notified Verso that it had fallen below the NYSE's continued listing standard relating to market capitalization. To maintain the listing, the NYSE requires that Verso have an average market capitalization over a consecutive 30 trading-day period of at least $75 million. On February 6, 2012, Verso submitted to the NYSE a plan to achieve compliance with the market capitalization standard within 18 months after the initial notice from the NYSE, and the NYSE notified Verso of its approval of the plan on March 16, 2012. Verso's market capitalization exceeded the $75 million requirement during much of the 18-month plan period; however, it was not able to maintain such level at the end of the plan period as required by the NYSE. As of June 21, 2013, the last day of the plan period, Verso's 30 trading-day average market capitalization was $60.5 million.
Under the NYSE's rules, Verso has the right to a review of the NYSE staff's delisting determination by a committee of the board of directors of the NYSE. Verso has notified the NYSE that it intends to seek such review. Verso expects that the NYSE will permit the common stock to continue trading on the NYSE during the review process.
About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T    901-369-4128
E    robert.mundy@versopaper.com
W    www.versopaper.com